UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


July 26, 1999
(Date of earliest event reported)

Commission file number:  0-20704

                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)

           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)

                         (303) 271-7000
      (Registrant's telephone number, including area code)





Item 5.  Other Items


On July 26, 1999, ACX Technologies, Inc. issued the following press release.

                                         Contact:  Holly Coors
                                                   (303) 271-7005


 ACX TECHNOLOGIES ANNOUNCES SALE OF FLEXIBLE PACKAGING DIVISION


     Golden, Colorado - July 26, 1999 - ACX Technologies, Inc. (NYSE:ACX) today announced that its subsidiary, Graphic Packaging Corporation, has entered into an agreement to sell the assets and business of its flexible packaging division to Sonoco Products Company for approximately $105 million.

     Commenting on the sale, Jeff Coors, President and Chief Executive Officer of Graphic Packaging Corporation stated, "We are pleased to announce the sale of our flexible division to a strategic industry player. We believe our employees and customers will benefit from being part of the Sonoco organization, a highly regarded producer of flexible packaging. In addition, this transaction will allow Graphic Packaging to focus on becoming the best producer of folding cartons."

     ACX Technologies has stated that, after transaction costs, it will use the cash proceeds from this sale to pay down existing debt associated with its acquisition of the packaging business of Fort James Corporation.

     ACX Technologies, Inc., through its two primary businesses, applies innovative technology to manufacture value-added industrial products. Coors Ceramics Company provides enabling technology through advanced technical ceramics and other engineered materials. Graphic Packaging Corporation is a specialty packaging manufacturer that produces high performance folding cartons. Pending a favorable ruling from the IRS, ACX Technologies is planning to spin-off Coors Ceramics Company by the end of 1999.




                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        ACX TECHNOLOGIES, INC.

August 4, 1999                          By:/s/ Beth A. Parish
                                        -------------------------
                                        Beth A. Parish
                                        (Controller and Principal
                                        Accounting Officer)